Execution Version FRONT YARD RESIDENTIAL CORPORATION 5100 Tamarind Reef Christiansted, United States Virgin Islands 00820 February 17, 2020 Altisource S.à r.l. 40, avenue Monterey L-2163 Luxembourg Grand Duchy of Luxembourg Attention: Corporate Secretary Dear Sirs and Madams: Reference is made to the (i) Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 17, 2020, among Front Yard Residential Corporation (the “Company”), BAF Holdings, LLC (“Parent”) and BAF Sub, LLC (“Merger Sub”) and (ii) Voting and Support Agreement (the “Voting Agreement”), dated as of February 17, 2020, by and between Parent and Altisource S.à r.l. (“Stockholder”). Capitalized terms used, but not defined herein, shall have the meaning ascribed to such terms in the Merger Agreement. Subject to Company complying with its obligations herein, Stockholder hereby agrees that it shall, and shall cause its Affiliates and shall use commercially reasonable best efforts to cause its Representatives to, reasonably cooperate with the Company in connection with any Company stockholder’s claim or Proceeding (including any class action or derivative litigation) against the Company or derivatively on behalf of the Company, in which Stockholder or any of its affiliates or its or their officers, directors, employees or other Representatives (collectively, “Stockholder Indemnified Parties”) is named as a party, with respect to any of the Merger Agreement, the Voting Agreement, the Merger or other transactions contemplated thereby (a “Specified Proceeding”) against the Company or its officers or directors. Stockholder agrees that such cooperation may include, but is not limited to, as may be reasonably requested by the Company, conferring with and assisting the Company in preparatory work in litigation matters, providing factual information to the Company that the Stockholder has in its possession, and giving depositions and testimony in any Specified Proceeding. The Company agrees to reimburse the Stockholder on a periodic basis (no less frequently than monthly) an amount equal to the reasonable and documented out-of-pocket legal fees and Legal Expenses (as defined below) incurred by the Stockholder Indemnified Parties in connection with any such cooperation with respect to a Specified Proceeding. Stockholder further agrees that it shall not amend or modify the Voting Agreement or waive any provisions therein in a manner that materially and adversely affects Company’s obligations herein, in each case without the prior written consent of the Company, with such consent not to be unreasonably withheld, conditioned or delayed. “Legal Expenses” means all costs and expenses reasonably relating to, arising out of or in connection with any Specified Proceeding, including but not limited to, expert fees and expenses, expenses of counsel, court costs, court reporter costs, transcript costs, discovery costs, any and all vendor and other similar costs as well as all amounts for which any Stockholder Indemnified Party is found liable or is required to pay pursuant to any settlement or other voluntary disposition with respect to any Specified Proceeding. Notwithstanding anything to the contrary herein, without the Company’s prior written consent, Stockholder shall not disclose to any Person (a) the fact that this letter exists or (b) any of the terms, conditions, agreements or other facts contained in this letter, unless required by law. In consideration of the foregoing and Stockholder’s execution of the Voting Agreement, the Company agrees that if the any of the Stockholder Indemnified Parties is or becomes a party to or witness or other participant in, or otherwise is or becomes involved in any manner in, any pending Specified Proceeding, the Company shall reimburse the Stockholder on a periodic basis (no less frequently than monthly) an amount equal to the reasonable and documented out-of-pocket legal fees and Legal Expenses incurred by each of the Stockholder Indemnified Parties in connection with investigating, preparing for and/or defending any such Specified Proceeding. Notwithstanding anything to the contrary contained herein, in the event the Stockholder is found in a final non-appealable judgment to have engaged in bad faith or willful misconduct by a court of competent jurisdiction or other Governmental Entity in connection with, or with respect to the facts underlying any, such Specified Proceeding, then the Stockholder shall promptly (but in any event within 30 days) return to the Company any such amounts that the Company had previously reimbursed the Stockholder to the extent such amounts would not have been reimbursable hereunder if not for such bad faith or willful misconduct. The Stockholder agrees that the Company has the right to select counsel reasonably acceptable to Stockholder to appear and represent the Stockholder in connection with any such Specified Proceeding. The Company acknowledges that its obligations under this letter will survive the Merger and will become the obligations of Merger Sub following the consummation of the Merger. This letter and all claims and causes of action arising hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice of law analysis. The Company and Stockholder each irrevocably and unconditionally waives any objection to the exclusive jurisdiction of the state and federal courts located in the State of Delaware (with the Court of Chancery of the State of Delaware as the venue for any such action, to the extent it has subject matter jurisdiction) for purposes of any action, suit or proceeding arising out of or relating to this letter. This letter constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties with regard to such subject matter. No amendment, modification or waiver of the terms or conditions of this letter shall be valid unless in writing and signed by the parties hereto. This letter may be executed in one or more counterparts, each of which shall be an original, but all of which shall be considered one and the same agreement. A facsimile or other reproduction of this letter may be executed by one or both of the parties hereto, and an executed copy of this letter may be delivered by one or both of the parties hereto by facsimile or similar electronic transmission, and such execution and delivery shall be considered valid, binding and effective for all purposes. (The remainder of this page intentionally left blank)

If you are in agreement with the foregoing, please countersign in the space provided below. Very truly yours, FRONT YARD RESIDENTIAL CORPORATION By: /s/ George G. Ellison Name: George G. Ellison Title: Chief Executive Officer The foregoing is hereby accepted and agreed: ALTISOURCE S.à r.l. By: /s/ Kevin J. Wilcox Name: Kevin J. Wilcox Title: Manager